Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Flotek Industries, Inc. and Subsidiaries (the “Company”) of our report dated March 16, 2011, relating to the consolidated financial statements of Flotek Industries, Inc. and Subsidiaries as of December 31, 2010, and for the year then ended, which is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the Securities and Exchange Commission on March 16, 2011.

We also consent to the reference to our firm under the heading “Experts” in the prospectus, which is part of this Registration Statement.

/s/ Hein & Associates, LLP

Houston, Texas

April 29, 2011